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EXHIBIT 99.1

[LOGO]
Standard                                     Standard Commercial Corporation
                                            P.O. Box 450, Wilson NC 27894-0450
                                                           ----
                                                        252-291-5507

NEWS RELEASE                                           For more information call
June 4, 2003                                      Keith H. Merrick, 252-291-5507


          STANDARD COMMERCIAL ANNOUNCES RECORD EARNINGS FOR FISCAL 2003

Wilson, NC--Standard Commercial Corporation (STW-NYSE) today reported that fiscal year 2003 net income was $37.9 million or 91% higher than the prior year. The prior year included a $15.3 million loss for discontinued operations as the Company exited four of the wool operating units versus $3.8 million in the current year. Income from continuing operations was $41.7 million versus $36.2 million last year. Strong tobacco results provided the increase. Basic earnings per share from continuing operations was $3.10 versus $2.72 in the prior year.

Robert E. Harrison, President and Chief Executive Officer announced the increase, saying, "Record performance for tobacco again drove the results. The customer support for our various global initiatives has been the catalyst for this year's performance. The growing spirit of partnership fostered with our customers has enabled us to accomplish our previously stated goals. Tobacco revenue increased 3.1% with growth coming in most of our key markets. In the US, we have built a stable processing business and now process approximately 30% of the total US crop. South America has become a primary market for us and one with growth potential. Asia remains a strong base as we continue to strengthen our capabilities in ASEAN countries. In Africa, even though Zimbabwe remains in turmoil, we are already seeking new sources of leaf to meet our customers' needs from this strategic area. In summary, we continue to seek growth in all the key leaf markets."

"Wool has remained depressed as trading conditions in this segment remain poor. In addition to closing four of our wool units this year, we continued to reduce overheads even further and have eliminated the cost of maintaining a separate wool management team to oversee that division by folding the remaining units under the supervision of our UK wool operations."

"Our global operations provide a broad platform for growth in a dynamic business. Our financial strength has continued to improve as indicated by the recent debt ratings improvements and our uncommitted inventory levels remain within our guidelines. To achieve this level of performance with all the changes and movements taking place within our industry is a proud accomplishment for our Company. With a strong balance sheet and an increasing portion of our business based on long-term processing arrangements, we have a solid base and the flexibility to move forward. We remain confident in the future of the industry and our Company's capabilities. Our earnings growth rate is expected to slow somewhat for the coming year as we integrate our recent initiatives and wait for others to become operational later next fiscal year. Our earnings expectation for fiscal 2004 is approximately $3.25 per share from continuing operations."

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For the year, volume increases were achieved in most areas of Asia and South
America as well as Malawi and Turkey. Processing volumes in the US increased by 76% primarily due to the recently acquired second processing facility in Wilson, North Carolina. SG&A expense for the twelve months was up substantially due to the $7.0 million DeLoach settlement in the United States, newly acquired processing operations in the United States and Argentina, higher insurance, legal and professional expenses, the weaker US dollar and normal inflationary increases. These increases were partly offset by a $3.5 million reduction in estimated costs of non-US employee benefit plans. Interest expense was lower due primarily to the early retirement of long-term debt. Other income/expense net was higher due to a recovery of a receivable that was written off in the past year and other one-time gains on asset sales and insurance recoveries. The Tobacco Division net income for the year was $44 million, up 19% from the prior year.

Wool Division revenues were higher for the year, but were offset by higher raw material and processing costs. Wool demand and prices remain erratic due to uncertain consumer demand for textiles. The process of discontinuing four of the wool units as announced in the prior fiscal year is substantially complete. To date, the New Zealand operation has been sold, the Argentine and Dutch subsidiaries have been substantially liquidated and the South African operation has been wound down and sold. The net loss from continuing operations in the remaining units was $2.2 million for the year, versus $1.9 million in the same period a year earlier. The net loss from the discontinued wool operations was $3.8 million for the twelve months, versus $15.3 million in the prior year.

Because of the seasonal nature of the Company's businesses, results for the periods reported are not necessarily indicative of results for other interim periods or the full year.

Readers of this news release should note that comments contained herein that are not purely statements of historical fact may be deemed to be forward-looking. Any such forward-looking statement is based upon management's current knowledge and assumptions about future events. The Company's actual results could vary materially from those expected due to many factors, many of which the Company cannot control. These include changes in demand for and supply of leaf tobacco and wool, changes in general economic conditions, political risks and changes in government regulations. Additional information on factors that may affect management's expectations or Standard Commercial's financial results can be found in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of these forward-looking statements.

NOTE: The Company will hold a teleconference hosted by R. E. Harrison, President and CEO, to go over this announcement and answer questions at 8:30 am EDT on Thursday, June 5th. To log in with AT&T prior to the teleconference U.S. investors may participate by dialing 888-273-9890; international investors should dial 651-224-7472. Playback will be available June 5 through June 12. For playback in the U.S. dial 800-475-6701; international investors dial 320-365-3844. The playback access code will be 687468.

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Standard Commercial Corporation Financial Highlights
(In 000s, except per share information)

                                                                  Fourth quarter ended       Twelve months ended
                                                                              March 31                  March 31
                                                                ------------------------    ---------------------
                                                                   2003          2002         2003        2002
                                                                   ----          ----         ----        ----
   Sales .................................................       $293,086       $259,468     $993,716    $942,296

Cost of sales  - materials, services and supplies ........        249,521        212,964      823,909     781,293
               - interest ................................          2,904          2,293       14,975      16,954
                                                                ---------      ---------    ---------   ---------

   Gross profit ..........................................         40,661         44,211      154,832     144,049
Selling, general and administrative expenses .............         28,130         22,386       89,090      78,133
Other interest expense ...................................          1,089          2,438        4,368       8,922
Other income - net .......................................            690          1,107        4,172       3,296
                                                                ---------      ---------    ---------   ---------

   Income before income taxes ............................         12,132         20,494       65,546      60,290
Income taxes .............................................         (4,140)        (7,088)     (24,555)    (23,715)
                                                                ---------      ---------    ---------   ---------

   Income after income taxes .............................          7,992         13,406       40,991      36,575
Minority interests .......................................            (49)             0           49           0
Equity in earnings/(loss) of affiliates ..................            755           (456)         664        (356)
                                                                ---------      ---------    ---------   ---------

   Income from continuing operations .....................          8,796         12,950       41,704      36,219

   Loss from discontinued operations .....................         (1,417)       (13,181)      (3,839)    (15,341)

Extraordinary gain/(loss) due to buyback of debt .........             (1)        (1,076)          16      (1,081)
                                                                ---------      ---------    ---------   ---------

   Net income/(loss) .....................................      $   7,378      $  (1,307)   $  37,881   $  19,797
                                                                =========      =========    =========   =========

Earnings per common share
Basic
   From continuing operations ............................      $    0.65      $    0.97    $    3.10   $    2.72
   From discontinued operations ..........................          (0.10)         (0.99)       (0.29)      (1.15)
   Extraordinary item ....................................              -          (0.08)           -       (0.08)
   Net ...................................................      $    0.55         ($0.10)   $    2.81   $    1.49
   Average shares outstanding ............................         13,492         13,366       13,459      13,324


Diluted
   From continuing operations ............................      $    0.62      $    0.89    $    2.91   $    2.55
   Discontinued operations ...............................          (0.09)         (0.87)       (0.25)      (1.01)
   Extraordinary item ....................................              -          (0.07)           -       (0.07)

   Net ...................................................      $    0.53         ($0.05)   $    2.66   $    1.47
   Average shares outstanding ............................         15,091         15,147       15,081      15,138

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Standard Commercial Corporation
(In thousands)
                                              SUMMARY CONSOLIDATED BALANCE SHEET

                                                                        March 31
                                                             -------------------
                                                             2003           2002
                                                             ----           ----
ASSETS
Cash ...............................................     $ 32,389       $ 29,000
Receivables ........................................      212,042        169,350
Inventories ........................................      285,020        241,205
Other current assets ...............................        9,502         30,343
Property, plant and equipment ......................      161,190        134,919
Other non-current assets ...........................       48,157         45,825
                                                       -------------------------

   Total assets ....................................     $748,300       $650,642
                                                       =========================

LIABILITIES

Short-term borrowings ..............................     $182,103       $132,379
Current portion of long-term debt ..................        5,107         10,309
Other current liabilities ..........................      169,479        145,012
Long-term debt .....................................       78,672         96,823
Convertible subordinated debentures ................       45,051         49,989
Other non-current liabilities ......................       23,891         25,459
                                                       -------------------------

   Total liabilities ...............................      504,303        459,971
                                                       -------------------------

MINORITY INTERESTS .................................        1,872             18
                                                       -------------------------

SHAREHOLDERS' EQUITY

   Total shareholders' equity ......................      242,125        190,653
                                                       -------------------------

   Total liabilities and equity ....................     $748,300       $650,642
                                                       =========================

                                                CONDENSED STATEMENT OF CASH FLOW

Net Income .........................................     $ 37,881       $ 19,797

  Depreciation and amortization ....................       18,881         19,294
  Other changes from operations ....................      (34,496)        33,467
                                                         --------       --------
Cash flow provided by operating activities .........       22,266         72,558

Cash flows used for investing activities ...........      (34,822)       (13,671)

Cash provided by/(used in) financing activities ....       14,446        (68,351)

Effect of exchange rate changes on cash ............        1,499            191
                                                         --------       --------

Increase/(decrease) in cash for period .............     $  3,389        ($9,273)
                                                         --------       --------

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